                                                                    Exhibit 12.1

NALCO HOLDINGS LLC
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)
(in millions)

                                                                 PREDECESSOR                      SUCCESSOR
                                                   ------------------------------------------ ------------------
                                                   YEAR ENDED DECEMBER 31,   JANUARY 1, 2003   NOVEMBER 4, 2003   PRO FORMA YEAR
                                                   -----------------------       THROUGH           THROUGH            ENDED
                                                        2001         2002    NOVEMBER 3, 2003  DECEMBER 31, 2003  DECEMBER 31, 2003
-----------------------------------------------------------------------------------------------------------------------------------

Earnings (loss) before income taxes                     (82.7)       236.9       (85.3)            (32.5)            (212.2)
    Less income from equity investees, net               (3.0)        (3.6)       (2.0)             (0.4)              (2.4)
    Plus income distributions from equity investees       1.2          4.0         0.2                 -                0.2
Fixed charges                                            54.9         46.9        40.6              52.7              223.4
                                                         ----         ----        ----              ----              -----
Earnings before fixed charges                           (29.6)       284.2       (46.5)             19.8                9.0
                                                        =====        =====       =====              ====                ===

Computation of fixed charges:
Interest expense                                         47.1         38.5        32.7              49.6              209.4
Capitalized interest                                        -            -           -                 -                  -
Estimated interest portion of rent expense                7.8          8.4         7.9               3.1               14.0
                                                         ----         ----        ----              ----              -----
Fixed charges                                            54.9         46.9        40.6              52.7              223.4
                                                        =====        =====       =====              ====                ===

                                                         ----         ----        ----              ----              -----
Ratio of earnings to fixed charges (1)                      -          6.1           -                 -                  -
                                                        =====        =====       =====              ====                ===

(1) Earnings were insufficient to cover fixed charges by $84.5 million for the year ended December 31, 2001, $87.1 for the period from January 1, 2003 thorugh
November 3, 2003, $32.9 million for the period from November 4, 2003 through
December 31, 2003 and $214.4 million for the pro forma year ended December 31,
2003. Accordingly, the ratio of earnings to fixed charges was less than 1:1.